EXHIBIT 21.1

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

	STATE or JURISDICTION of INCORPORATION	PERCENT of OWNERSHIP
Natus Medical Incorporated	Delaware
Natus Neonatal Ltd. (dormant)	United Kingdom	100%
Deltamed S.A.	France	100%
Excel Tech Ltd. (Xltek)	Canada	100%
Natus Acquisition Corporation (dba Neometrics)	Delaware	100%
Natus Europe GmbH (dba Fischer-Zoth Diagnosesysteme & Schwarzer Neurology)	Germany	100%
Neurocom International, Inc.	Oregon	100%
Alpine Biomed ApS	Denmark	100%
Stellate Systems Incorporated	Canada	100%